UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2009

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Each year, the Board of Directors of GenCorp Inc. (the “Company” or “GenCorp”), upon the recommendation and approval of the Organization & Compensation Committee (the “Compensation Committee”), approves an annual cash incentive program for the Company’s management, including the Company's named executive officers.  The target annual cash bonus is intended to provide a competitive level of compensation when specific individual and/or business performance objectives are achieved.

On May 14, 2009, the Board of Directors of GenCorp unanimously approved the 2009 Annual Incentive Plan (the “Plan”).  The performance objectives as outlined in the Plan include contract profit, cash flow, pre-tax earnings, awards and personal factors, as defined therein, each of which are weighted differently.

The Compensation Committee has discretion to adjust these payments.   With input from the Company’s Interim Chief Executive Officer and the Vice President and Chief Financial Officer, bonuses are paid based upon the Compensation Committee’s assessment of both individual and Company-wide actual performance against these established performance objectives.  The potential payouts under the Plan range from 0% to 200% of an individual’s target bonus.  Target bonuses represent a percentage of an eligible Plan participant’s base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 20, 2009	GENCORP INC.

	By:	/s/ Kathleen E. Redd
		Name:	Kathleen E. Redd
		Title:	Vice President, Chief Financial Officer and Secretary